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                                                                    Exhibit 99.a

            [LOGO] Oneok                       Financial News

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      Post Office Box 871                            Tulsa, OK 74102-0871
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For Immediate Release:  November 20, 2001

Media: Don Sherry 405-551-6738 (Pager: 405-961-5678)    Analysts:  Weldon Watson

                         OKLAHOMA NATURAL GAS TO APPEAL
                     OKLAHOMA CORPORATION COMMISSION RULING

     Oklahoma City--Oklahoma Natural Gas Company (ONG) today announced that it will ask the Oklahoma Supreme Court to overturn an Oklahoma Corporation Commission order that unfairly denies the company the right to collect $34.6 million in outstanding gas costs incurred to serve customers last winter. That order was formally signed and issued by the commission today. ONG, a division of Tulsa-based ONEOK, Inc. (NYSE: OKE), is requesting that the regulatory body postpone enforcing the order while the company makes its appeal to the Oklahoma Supreme Court. ONEOK is assessing the potential impact of the commission's order on the company's earnings.

     "The potential harm to a respected and historic Oklahoma company is an unjustified attempt to blame ONG for last winter's record-setting high natural gas prices, which affected customers throughout the country--not just here in Oklahoma," said Sam Combs, President and Chief Operating Officer of Oklahoma Natural Gas Company.

     Like virtually all other natural gas distribution companies around the country, ONG faced escalating prices prompted by low supplies and an increasing demand for gas. The situation worsened as Oklahoma and much of the country experienced extraordinary cold temperatures, driving demand--and prices--higher.

     But ONG had adequate supplies for Oklahomans last winter. Following a commission-mandated and closely-monitored competitive bidding process, Oklahoma Natural Gas Company was able to meet its customers' needs during a difficult period. And it did so at prices that were at or below the regional average, as testimony in the case demonstrated.

     In addition, the company encouraged thousands of its customers to participate in the Budget Billing Program that greatly eased the winter's financial burden for more than 130,000 customers. In doing this, ONG assumed the interest costs associated with the program.

     Ironically, the Commission's vote came on the same day that the OCC staff reported that a review of the records of two ONEOK companies demonstrated that ONG customers were treated fairly by an affiliate gas supplier.

     ONEOK Energy Marketing and Trading Company (OEMT) supplied a substantial amount of gas to ONG last winter through a contract awarded in the competitive bidding process. The staff review found that not only did

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ONG pay less on average than other OEMT customers, but that OEMT actually lost money by serving ONG.

     The Commission's authority to examine the business records of unregulated affiliates with companies other than ONG became the focus of an earlier conflict that prompted the same two Commissioners to cite ONEOK for contempt. That matter is also before the state supreme court; in the meantime, ONEOK voluntarily agreed to disclose the documents to the staff while the legal issues are addressed.

     "This order comes at the end of many months of inquiry in an exercise that at best is described as 20/20 hindsight," said David Kyle, chairman, president and chief executive officer of ONEOK.

     "Now, after months of accusation and innuendo, the truth is finally acknowledged: Our business practices are above reproach. So all that is left is a desperate last effort to deflect understandable customer unhappiness by blaming ONG. This order has no basis and is utterly outrageous," Kyle said.

     ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent area of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 company.

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Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results of company earnings could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.